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                                   Exhibit 8.1



            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrision]







(212) 373-3000








U.S. Franchise Systems, Inc.
13 Corporate Square
Suite 250
Atlanta, GA  30329


                  Re:       U.S. Franchise Systems, Inc.


Dear Sir or Madam:

                  We have acted as United States federal income tax counsel for U.S. Franchise Systems, Inc. ("USFS") in connection with the merger of USFS with and into USFS Hawthorn, Inc. ("USH") in which USH will be the surviving corporation (the "Merger").

                  We are giving this opinion in connection with the Proxy Statement, as amended (the "Proxy Statement"), relating to the Merger filed pursuant to the Securities Act of 1933, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder. Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Proxy Statement.

                  In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our



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U.S. Franchise Systems, Inc.


                                                                               2



examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter thereof, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms and (iv) certain representations regarding factual matters and certain covenants as to future actions made by USFS, USH and major holders of USFS Common Stock will be complied with.

                  Our opinion is based upon existing United States federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively, and any such change could affect our opinion.

                  The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

                  We hereby confirm the opinion set forth under the caption "Certain Federal Income Tax Consequences" in the Proxy Statement. While such description discusses the material anticipated United States federal income tax consequences applicable to holders of USFS Common Stock who are citizens or residents of the United States, it does not purport to discuss all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically discussed therein.

                  In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

                  We are furnishing this letter in our capacity as United States federal income tax counsel to USFS. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

                  We hereby consent to the filing of this opinion as an Exhibit to the Proxy Statement and we further consent to the use of our name under the captions "Certain




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U.S. Franchise Systems, Inc.


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Federal Income Tax Consequences in the Proxy Statement." The issuance of such a consent does not concede that we are an "expert" for purposes of the Securities Act.





                                            Very truly yours,

                                 /s/PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                  PAUL, WEISS, RIFKIND, WHARTON & GARRISON